Exhibit 99.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------------------------------------x
In re	:
	:	Chapter 11 Case No.
WESTPOINT STEVENS INC., et al.	:	03-13532 (RDD)
	:	(Jointly Administered)
:
Debtors.	:
---------------------------------------------------------------x

DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Dated:  January 20, 2005

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------------------------------------x
In re	:
	:	Chapter 11 Case No.
WESTPOINT STEVENS INC., et al.	:	03-13532 (RDD)
	:	(Jointly Administered)
:
Debtors.	:
---------------------------------------------------------------x

DEBTORS' JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                         WestPoint Stevens Inc., and the other above-captioned debtors and debtors in possession propose the following joint chapter 11 Plan of Reorganization, pursuant to section 1121(a) of title 11 of the United States Code:

            SECTION 1.      DEFINITIONS AND INTERPRETATION

            A.         Definitions.

                         The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

                         1.1.        Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b), 507(a)(1), and 1114(e) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors' estates, any actual and necessary costs and expenses of operating the Debtors' businesses, any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

                         1.2.        Allowed means, with reference to any Claim, (i) any Claim against any Debtor which has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any timely filed Claim as to which no objection to allowance has been interposed in accordance with Section 7.1 hereof or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, or (iii) any Claim expressly allowed by a Final Order or hereunder.

                         1.3.        Amended Bylaws means the Bylaws of Reorganized WestPoint as restated, which shall be substantially in the form set forth in the Plan Supplement.

                         1.4.       Amended Certificate of Incorporation means the Certificate of Incorporation of Reorganized WestPoint, as restated, which shall be substantially in the form set forth in the Plan Supplement.

                         1.5.        Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

                         1.6.        Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

                         1.7.        Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

                         1.8.        Bidding Procedures Order means the order attached as an exhibit to the Plan Supplement.

                         1.9.        Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

                         1.10.     Cash means legal tender of the United States of America.

                         1.11.     Catch-up Distribution means with respect to each holder of an Allowed Claim in Classes E, F and G the difference between (i) the number of New Warrants or Cash such holder would have received if the resolution of all Disputed Claims in such Classes had been known on the Effective Date, and (ii) the aggregate number of New Warrants or Cash previously received by such holder.

                         1.12.     Certificates of Designation means (i) the Certificate of Designation of Reorganized WPSTV for the New Series A Convertible Preferred Stock and (ii) the Certificate of Designation of Reorganized WestPoint for the New Series B Convertible Preferred Stock which shall be substantially in the form set forth in the Plan Supplement.

                         1.13.     Claim has the meaning set forth in section 101 of the Bankruptcy Code.

                         1.14.     Class means any group of Claims or Equity Interests classified by the Plan of Reorganization pursuant to section 1122(a)(1) of the Bankruptcy Code.

                         1.15.     Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

                         1.16.     Commencement Date means June 1, 2003.

                         1.17.     Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

                         1.18.     Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

                         1.19.     Confirmation Order means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code.

                         1.20.     Creditors Committee means the statutory committee of unsecured creditors appointed in the Reorganization Cases, as constituted from time to time.

                         1.21.     Debtors means WestPoint Stevens Inc., WestPoint Stevens I., J.P. Stevens and Co., Inc., J.P. Stevens Enterprises, Inc., and WestPoint Stevens Stores, Inc.

                         1.22.     DIP Credit Agreement means that certain credit agreement dated as of June 5, 2003, as amended, among the Debtors, Bank of America as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent and the other lenders who are time to time parties thereto.

                         1.23.     DIP Claim means all claims arising under the DIP Credit Agreement.

                         1.24.     Disbursing Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under Section 6.4 hereof.

                         1.25.     Disclosure Statement means that certain disclosure statement relating to the Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code.

                         1.26.     Disputed Claim means any Claim which has not been Allowed pursuant to the Plan of Reorganization or a Final Order, and

                         (a)        if no proof of claim has been filed by the applicable deadline:  (i) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; or (ii) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but as to which the Debtors or Reorganized Debtors or any other party in interest has interposed an objection or request for estimation which has not been withdrawn or determined by a Final Order; or

                         (b)        if a proof of claim or request for payment of an Administrative Claim has been filed by the applicable deadline:  (i) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules; (ii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent, or unliquidated, but the nature or amount of the Claim as asserted in the proof of claim varies from the nature and amount of such Claim as listed on the Schedules; (iii) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent, or unliquidated; (iv) a Claim for which a timely objection or request for estimation is interposed by the Debtors or the Reorganized Debtors which has not been withdrawn or determined by a Final Order; or (v) any Tort Claim.

                         1.27.    Distribution Record Date means the Confirmation Date.

                         1.28.    Effective Date means a Business Day on or after the Confirmation Date specified by the Debtors on which (i) no stay of the Confirmation Order is in effect, and (ii) the condition to the effectiveness of the Plan of Reorganization specified in Section 10 hereof has been satisfied or waived.

                         1.29.    Equity Interest means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, or right, contractual or otherwise, to acquire any such interest.

                         1.30.     Exit Facility means a senior secured credit facility in the aggregate amount of up to $300,000,000.

                         1.31.     Final Distribution Date means, in the event there exist on the Effective Date any Disputed Claims, a date selected by the Reorganized Debtors, in their sole discretion, on which all such Disputed Claims have been resolved by Final Order.

                         1.32.     Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated, or stayed and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

                         1.33.     First Lien Lender Claim means any Claim against any of the Debtors based on the First Lien Lender Agreement (inclusive of post-petition interest) net of all cash payments made by the Debtors to the holders of such claims on or after the Commencement Date.

                         1.34.     First Lien Lender Agreement means that certain Second Amended and Restated Credit Agreement dated as of June 9, 1998 among WestPoint Stevens Inc., as Borrower, WestPoint Stevens (U.K.) Limited and WestPoint Stevens (Europe) Limited, as Foreign Borrowers, Bank of America, N.A., as Issuing Lender, Swingline Lender and Administrative Agent and the several banks and other Financial institutions from time to time parties thereto.

                         1.35.     General Unsecured Claim means any Claim against any of the Debtors that (a) is not an Other Secured Claim, First Lien Lender Claim, Second Lien Lender Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Intercompany Claim, PBGC Claim, Noteholder Claim, Securities Litigation Claim or Punitive Damage Claim or (b) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

                         1.36.     Icahn Associates means Icahn Associates Corporation.

                         1.37.     Indentures means (i) that certain indenture dated as of June 9, 1998 between WestPoint and HSBC Bank USA (as successor to the Bank of New York) as Trustee, in the original aggregate principal amount of $525,000,000 and (ii) that certain Indenture dated as of June 9, 1998 between WestPoint and HSBC Bank USA (as successor to the Bank of New York) as Trustee, in the original aggregate principal amount of $475,000,000.

                         1.38.     Indenture Trustee means HSBC Bank USA (as successor to the Bank of New York) as indenture trustee under the Indentures or any successor trustees under the Indentures.

                         1.39.     Intercompany Claim means a Claim held by a wholly-owned Debtor against another wholly-owned Debtor.

                         1.40.     Intercreditor Agreement means the Intercreditor and Lien Subordination Agreement (as amended, supplemented or otherwise modified) dated as of June 29, 2001, among the Debtors, the First Lien Lenders and the Second Lien Lenders.

                         1.41.     Litigation Claim means any claim related to personal injury, property damage, products liability, wrongful death, patent liability, environmental damage, antitrust, asbestos, or other similar claims against any of the Debtors.

                         1.42.     New Common Stock means the 25,000,000 shares of common stock of Reorganized WestPoint authorized for issuance in accordance with the terms hereof on the Effective Date and any additional shares authorized for the purposes specified herein or in the Plan Securities.

                         1.43.     New Series A Convertible Preferred Stock means the 500,000 shares of Series A convertible preferred stock of Reorganized WPSTV (i) having a liquidation preference of $18.54 per share ($9,270,000 in the aggregate) and (ii) which are convertible into 500,000 shares of New Common Stock (up to 1.4% of the New Common Stock after giving effect to the conversion of the New Series A and New Series B Convertible Preferred Stock).  The New Series A Convertible Preferred Stock shall not be (i) entitled to vote for directors (other than in the event of four quarters of missed dividends), (ii) convertible prior to at least the third anniversary of the Effective Date, and (iii) mandatorily redeemable, if at all, prior to the fifth anniversary of the Effective Date.  Upon conversion, the preferred stock converted shall remain outstanding in the hands of Reorganized WestPoint.  Other terms of the New Series A Convertible Preferred Stock are contained in the Certificate of Designation for the New Series A Convertible Preferred Stock, a form of which is attached as an exhibit to the Plan Supplement.

                         1.44.     New Series B Convertible Preferred Stock means the 10,789,244 shares of Series B convertible preferred stock of Reorganized WestPoint (i) having a liquidation preference of $18.54 per share ($200,000,000 in the aggregate) and (ii) which are convertible into 10,789,244 shares of New Common Stock (up to 30% of the New Common Stock after giving effect to the conversion of the New Series A and New Series B Convertible Preferred Stock).  The terms of the New Series B Convertible Preferred Stock are contained in the Certificate of Designation for the New Series B Convertible Preferred Stock, a form of which is attached as an exhibit to the Plan Supplement.

                         1.45.     New Management Incentive Plan means the management incentive plan for certain employees of Reorganized WestPoint, as set forth in the Plan Supplement.

                         1.46.     New Warrants means warrants to purchase 1,019,637 shares of New Common Stock at an exercise price of $23.34 per share.  The New Warrants, the form of which is set forth in the Plan Supplement, shall expire on the third anniversary of the Effective Date.

                         1.47.     Noteholder Claim means any Claim against any of the Debtors arising under or in connection with the Notes issued by WestPoint Stevens Inc., under the Indentures.

                         1.48.     Other Secured Claim means any Secured Claim against any of the Debtors not constituting a secured First Lien Lender Claim or a Second Lien Lender Claim.

                         1.49.     Partial Cash Out Sponsor means _______.

                         1.50.     Partial Cash Out Sponsor Agreement means the agreement between the Partial Cash Out Sponsor and the Debtors under which the Partial Cash Out Offer Sponsor commits to purchase up to 5,368,387 shares of New Common Stock at a purchase price of $7.76 per share.  The form of the Partial Cash Out Sponsor Agreement is attached as an exhibit to the Plan Supplement.

                         1.51.     PBGC Claim means any Claim of the Pension Benefit Guaranty Corporation against any of the Debtors.

                         1.52.     Plan Documents means the documents to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan of Reorganization on the Effective Date, including, but not limited to, (i) the Amended Bylaws, (ii) the Amended Certificate of Incorporation, (iii) the Exit Facility and any related security agreements, mortgages, and guaranties, (iv) the New Management Incentive Plan (v) the Certificate of Designation for the New Series A Convertible Preferred Stock, (vi) the Certificate of Designation for the New Series B Convertible Preferred Stock, (vii) the New Warrants (viii) the Rights Offering Sponsor Agreement and (ix) the Partial Cash Out Sponsor Agreement.  Each of the Plan Documents to be entered into as of the Effective Date will be filed in draft form in the Plan Supplement.

                         1.53.     Plan of Reorganization means this joint chapter 11 plan of reorganization, including the exhibits hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

                         1.54.     Plan Supplement means a supplemental appendix to the Plan of Reorganization that will contain the draft form of the Plan Documents to be entered into as of the Effective Date, to be filed prior to the Confirmation Hearing.

                         1.55.     Priority Non-Tax Claim means any Claim against any of the Debtors other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7), or (9) of the Bankruptcy Code.

                         1.56.     Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

                         1.57.     Punitive Damage Claim means, to the maximum extent permitted by law, any Claim against any of the Debtors, whether secured or unsecured, for any fine, penalty, forfeiture, attorneys' fees (to the extent such attorneys' fees are punitive in nature), or for multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, attorneys' fees, or damages is not compensation for actual pecuniary loss suffered by the holder of such Claim and not statutorily prescribed.

                         1.58.     Ratable Proportion means the ratio (expressed as a percentage) of the amount of an Allowed Claim in a Class to the aggregate amount of all Allowed Claims in the same Class, provided that in the case of Classes E, F and G "Ratable Proportion" means the ratio (expressed as a percentage) of the amount of an Allowed Claim in any of those Classes to the aggregate amount of all Allowed Claims in such Classes.

                         1.59.     Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on June 1, 2003, in the United States District Court for the Southern District of New York and styled In re WestPoint Stevens, Inc., et al., 03-13532 (RDD) (Jointly Administered).

                         1.60.     Reorganized Debtors means Reorganized WestPoint, Reorganized WPSTV and each of the Debtors listed on Exhibit A.

                         1.61.     Reorganized WestPoint means WestPoint Stevens Corp., a newly-formed corporation organized under the laws of the State of Delaware for the purpose of owning the common stock of Reorganized WPSTV.

                         1.62.     Reorganized WPSTV means WestPoint Stevens Inc., as reorganized as of the Effective Date in accordance with the Plan of Reorganization (including any successor corporation by merger).

                         1.63.     Restructuring Transactions means the transactions described in section 5.15(a) hereof.

                         1.64.     Rights Offering means the offering to holders of First Lien Lender Claims to subscribe to purchase the shares of New Series B Convertible Preferred Stock.

                         1.65.     Rights Offering Sponsor means _______.

                         1.66.     Rights Offering Sponsor Agreement means the agreement between the Rights Offering Sponsor and the Debtors under which the Rights Offering Sponsor commits to purchase all the shares of New Series B Convertible Preferred Stock that are not purchased by holders of First Lien Lender Claims in the Rights Offering for a Cash fee $4,000,000.  The form of the Rights Offering Sponsor Agreement is attached as an exhibit to the Plan Supplement.

                         1.67.     Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended from time to time.

                         1.68.     Second Lien Lender Claim means any claim against any of the debtors based on the Second Lien Lender Agreement (inclusive of post-petition adequate protection payments) net of all cash payments made by the Debtors to the holders of such claims on or after the Commencement Date.

                         1.69.     Second Lien Lender Agreement means that certain Second Lien Credit Facility dated as of June 29, 2001 among WestPoint as Borrower, Wilmington Trust Company (as successor to Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company)) as Administrative Agent, and the banks and other financial institutions from time to time parties thereto.

                         1.70.     Secured Claim means a Claim to the extent (i) secured by Collateral, the amount of which is equal to or less than the value of such Collateral (A) as set forth in the Plan of Reorganization, (B) as agreed to by the holder of such Claim and the Debtors, or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

                         1.71.     Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

                         1.72.     Securities Litigation Claim means any claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from rescission of a purchase or sale of shares or shares or notes of any of the Debtors, for damages arising from the purchase or sale of any security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such claim.

                         1.73.     Steering Committee means Satellite Senior Income, CP Capital Investments, Contrarian Funds, Concordia Distressed Debt Fund and Concordia MAC29 Ltd., each of whom is a holder of First Lien Lender Claims.

                         1.74.     Subscription Agent means the person engaged by the Debtors to conduct the Rights Offering.

                         1.75.     Subscription Expiration Date means the date set by the Bankruptcy Court and specified in the Subscription Form, which shall be no earlier than 15 days after the Rights Offering has commenced, and which shall be the final date by which holders of First Lien Lender Claims must elect to subscribe to the Rights Offering, but in no event later than _______.

                         1.76.     Subscription Form means the form to be used by a valid holder of Subscription Rights to exercise such Subscription Rights.

                         1.77.     Subscription Purchase Price means the purchase price set forth in the Subscription Form based on a purchase price of $18.54 per share of New Series B Convertible Preferred Stock, that each holder of a First Lien Lender Claim must pay in order to exercise its Subscription Rights and purchase the New Series B Convertible Preferred Stock pursuant to, and in accordance with, Section 9 hereof.

                         1.78.     Subscription Record Date means the date that is ten days prior to the date the Rights Offering has commenced.

                         1.79.     Subscription Rights means the rights to purchase the shares of New Series B Convertible Preferred Stock.  Exercise of the Subscription Rights is governed by Section 9 hereof.

                         1.80.     WestPoint Common Stock Interest means the Equity Interest of any holder of the authorized common stock issued by WestPoint Stevens Inc. or any option, warrant, or right, contractual or otherwise, to acquire any such Equity Interest.

            B.         Interpretation; Application of Definitions and Rules of Construction.

                         Unless otherwise specified, all section or exhibit references in the Plan of Reorganization are to the respective section in, or exhibit to, the Plan of Reorganization, as the same may be amended, waived, or modified from time to time.  The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan of Reorganization as a whole and not to any particular section, subsection, or clause contained therein.  A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code.  The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan of Reorganization.  The headings in the Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

            SECTION 2.      ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

                         2.1.       Administrative Expense Claims.

                         Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Debtors shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

                         2.2.       Compensation and Reimbursement Claims.

                         All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (i) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date, and (ii) shall be paid in full in such amounts as are allowed by the Bankruptcy Court (A) upon the later of (i) the Effective Date, and (ii) the date upon which the order relating to any such Administrative Expense Claim is entered, or (B) upon such other terms as may be mutually agreed upon between the holder of such an Administrative Expense Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors.  The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

                         2.3.       Priority Tax Claims.

                         Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to five percent (5%), over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.  The Debtors reserve the right to prepay at any time under this option.  All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

                         2.4.       DIP Claims.

                         On the Effective Date, the Debtors shall pay or arrange for the payment of all amounts outstanding under that certain DIP Credit Agreement, dated as of June 5, 2003, as amended, among the Debtors, Bank of America as Administrative Agent, Wachovia Bank, National Association as Syndication Agent and the other lenders who are parties thereto.  Once such payment has been made, these agreements and any agreements or instruments related thereto shall be deemed terminated (subject in all respects to any carve-out approved by the Bankruptcy Court in the Bankruptcy Court orders approving the DIP Credit Agreement on a final basis), and Bank of America, as administrative agent, and the lenders thereunder shall take all reasonable action to confirm the removal of any liens on the properties of the Debtor securing such DIP Credit Agreement.  Except as otherwise required by section 5.1 hereof, on the Effective Date, any outstanding letters of credit issued under such agreements shall be either replaced or secured by letters of credit issued under the Exit Facility described in Section 5.5 hereof.

            SECTION 3.      CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

                         The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (i) impaired or unimpaired by the Plan of Reorganization, (ii) entitled to vote to accept or reject the Plan of Reorganization in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan of Reorganization.

Class	Designation	Impairment	Entitled to Vote

Class A	Priority Non-Tax Claims	Unimpaired	No
Class B	Other Secured Claims	Impaired	Yes
Class C	First Lien Lender Claims	Impaired	Yes
Class D	Second Lien Lender Claims	Impaired	Yes
Class E	General Unsecured Claims	Impaired	Yes
Class F	Noteholder Claims	Impaired	Yes
Class G	PBGC Claims	Impaired	Yes
Class H	Litigation Claims	Impaired	No
Class I	Intercompany Claims	Unimpaired	No
Class J	Securities Litigation Claims	Impaired	No (deemed to reject)
Class K	Punitive Damage Claims	Impaired	No (deemed to reject)
Class L	Common Stock Interests	Impaired	No (deemed to reject)

            SECTION 4.      TREATMENT OF CLAIMS AND EQUITY INTERESTS

                         4.1.       Priority Non-Tax Claims (Class A).

                         Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to a different treatment of such Claim, each such holder shall receive, in full satisfaction of such Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the later of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the parties.

                         4.2.       Other Secured Claims (Class B).

                         On or as soon as reasonably practicable after the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date a WestPoint Other Secured Claim becomes Allowed, each holder of an Allowed WestPoint Other Secured Claim shall receive, at the option of the Reorganized Debtors, either (i) Cash in an amount equal to ninety percent (90%) of the unpaid amount of such Allowed WestPoint Other Secured Claim, (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed WestPoint Other Secured Claim to the extent of the value of the holder's secured interest in the Allowed WestPoint Other Secured Claim, (iii) the Collateral securing such Allowed WestPoint Other Secured Claim, (iv) a note with periodic Cash payments having a present value equal to the amount of the Allowed WestPoint Other Secured Claim, (v) such treatment that leaves unaltered the legal, equitable, and contractual rights to which the holder of such Allowed WestPoint Other Secured Claim is entitled, or (vi) such other distribution as necessary to satisfy the requirements of the Bankruptcy Code.  In the event the Reorganized Debtors treat a Claim under clause

(i) or (ii) of this Section, the liens securing such WestPoint Other Secured Claim shall be deemed released.  The Debtors and the Reorganized Debtors specifically reserve the right to challenge the validity, nature, and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported liens relating to the Other Secured Claims.

                         4.3.       First Lien Lender Claims (Class C).

                         For purposes of the Plan, the First Lien Lender Claims shall be deemed Allowed in the aggregate amount of $483,897,447.

                          (a)         Except as provided in 4.3(b) below, each holder of a First Lien Lender Claim shall receive, in accordance with the Restructuring Transactions, its Ratable Proportion of (i) 23,250,000 shares of New Common Stock (ii) 500,000 shares of New Series A Convertible Preferred Stock and (iii) the Subscription Rights.  Exercise of the Subscription Rights is governed by Section 9 hereof.  Each First Lien Lender will also be entitled to sell its shares of New Common Stock to the Partial Cash Out Sponsor at a price equal to $7.76 per share, provided that the Partial Cash Out Sponsor shall not purchase more than 5,368,387 shares of New Common Stock.  In the event that more than 5,368,387 shares of New Common Stock are offered, the Partial Cash Out Sponsor shall purchase shares pro rata from the holders of First Lien Lender Claims making such offers, based on the number of shares offered by each such holder compared to the total number of shares offered by all such holders.

                          (b)         Alternative Distribution.  In the event of a sale of substantially all the Debtors' assets in accordance with section 5.1 hereof, each holder of a First Lien Lender Claim shall receive its Ratable Proportion of the proceeds from such sale remaining after the payment in full of the DIP Claims, Allowed Administrative Expense Claims, and Allowed Priority Non-Tax Claims until such claims have been paid or otherwise satisfied in full.  Proceeds remaining, if any, after distribution to Class C shall be distributed as described below.

                         4.4.       Second Lien Lender Claims (Class D).

                         For purposes of the Plan, the Second Lien Lender Claims shall be deemed Allowed in the aggregate amount of $165,000,000.

                          (a)         Except as provided in 4.4(b) below, each holder of a Second Lien Lender Claim shall receive, in accordance with the Restructuring Transactions, its Ratable Proportion of 1,250,000 shares of New Common Stock.  All distributions made in accordance with section 4.4(a) hereof are subject to the terms and conditions of the Intercreditor Agreement.

                          (b)         Alternative Distribution.  In the event of a sale of substantially all the Debtors' assets in accordance with section 5.1 hereof, each holder of a Second Lien Lender Claim shall receive its Ratable Proportion of the proceeds from such sale remaining after payment in full of the DIP Claims, Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims and First Lien Lender Claims, until such claims have been paid or otherwise satisfied in full.

                         4.5.       General Unsecured Claims (Class E).

                          (a)         Except as provided in 4.5(b) below, if the holders of Allowed General Unsecured Claims vote as a Class to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, then each holder shall receive, in accordance with the Restructuring Transactions, its Ratable Proportion of the New Warrants.  In the event holders of Allowed General Unsecured Claims vote as a Class to reject the Plan, they will receive no distribution under the Plan and their distribution will be allocated on a pro rata basis to the holders of Allowed Claims in Classes F and G, provided Classes F and G vote in favor of the Plan.

                          (b)         Alternative Distribution.  In the event of a sale of substantially all of the Debtors' assets in accordance with section 5.1 hereof, each holder of an Allowed General Unsecured Claim shall receive its Ratable Proportion of the proceeds from such sale remaining after payment in full of the DIP Claims, Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, First Lien Lender Claims and Second Lien Lender Claims, until such claims have been paid or otherwise satisfied in full.

                         4.6.       Noteholder Claims (Class F).

                         The Noteholder Claims shall be deemed Allowed in the aggregate amount of $1,036,312,500.

                          (a)         Except as provided in 4.6(b) below, if the holders of Noteholder Claims vote as a Class to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, then each holder shall receive, in accordance with the Restructuring Transactions, its Ratable Proportion of the New Warrants.  In the event holders of Noteholder Claims vote as a Class to reject the Plan, they will receive no distribution under the Plan and their distribution will be allocated on a pro rata basis to the holders of Allowed Claims in Classes E and G, provided Classes E and G vote in favor of the Plan.

                          (b)         Alternative Distribution.  In the event of a sale of substantially all of the Debtors' assets in accordance with section 5.1 hereof, each holder of a Noteholder Claim shall receive its Ratable Proportion of the proceeds from such sale remaining after payment in full of the DIP Claims, Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, First Lien Lender Claims and Second Lien Lender Claims, until such claims have been paid or otherwise satisfied in full.

                         4.7.       PBGC Claims (Class G).

                          (a)         Except as provided in section 4.7(b) below, if the PBGC votes in favor of the Plan in accordance with section 1126(c) of the Bankruptcy Code, it shall receive, in accordance with the Restructuring Transactions, its Ratable Proportion of the New Warrants.  In the event the PBGC votes to reject the Plan, it will receive no distribution under the Plan and its distribution will be allocated on a pro rata basis to the holders of Allowed Claims in Classes E and F, provided Classes E and F vote in favor of the Plan.

                          (b)         Alternative Distribution.  In the event of a sale of substantially all of the Debtors' assets in accordance with section 5.1 hereof, the PBGC shall receive its Ratable Proportion of the proceeds from such sale remaining after payment in full of the DIP Claims, Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, First Lien Lender Claims and Second Lien Lender Claims, until such claims have been paid or otherwise satisfied in full.

                         4.8.       Litigation Claims (Class H).

                         All Litigation Claims are Disputed Claims and will be governed by the terms of Section 7 hereof.

                         4.9.       Intercompany Claims (Class I).

                         On or prior to the Effective Date, each Allowed Intercompany Claim shall be extinguished by either offset, distribution, contribution of such Intercompany Claim, or otherwise (as, and to the extent, determined by the Debtors).

                         4.10.    Securities Litigation Claims (Class J).

                         The holders of Securities Litigation Claims shall receive no distribution of property under the Plan of Reorganization on account of such claims.

                         4.11.    Punitive Damage Claims (Class K).

                         Each holder of a Punitive Damage Claim shall receive no distribution under the Plan of Reorganization, but shall be paid in the ordinary course of the business of the Reorganized Debtors solely to the extent such claims are covered by applicable insurance policies and such insurance is permitted under governing state law.

                         4.12.    Common Stock Interests (Class L).

                          (a)         Except as provided in section 4.12(b), all Common Stock Interests shall be deemed canceled as of the Effective Date, and each holder of a Common Stock Interest shall neither receive nor retain any property or interest in property on account of such Common Stock Interest.

                          (b)         Alternative Distribution.  In the event of a sale of substantially all of the Debtors' assets in accordance with section 5.1 hereof, all Common Stock interests shall be cancelled on the Effective Date, at which time one new share of WestPoint Stevens Inc. common stock shall be issued to the Disbursing Agent, who shall hold such share as custodian for the benefit of holders of Common Stock Interests consistent with their former economic entitlement.  Such holders' beneficial interests in such share of new common stock shall be noncertified and nontransferable.

            SECTION 5.      MEANS FOR IMPLEMENTATION

                         5.1.       Settlement of Certain Disputes and Potential Sale of the Debtors.

                         The treatment provisions of holders of First Lien Lender Claims pursuant to section 4.3(a) hereof, constitutes a proposed good faith settlement and compromise pursuant to Bankruptcy Rule 9019 of all disputes among the Debtors and the holders of First Lien Lender Claims.  In the event the Debtors determine, through the exercise of their fiduciary duties to their respective estates, that there is insufficient support for the proposed settlement among the holders of First Lien Lender Claims, the Debtors are authorized to sell all or substantially all of their assets in accordance with the procedures set forth in the Bidding Procedures Order and distribute such proceeds in accordance with sections 4.3(b), 4.4(b), 4.5(b), 4.6(b) and 4.7(b) hereunder.

                         5.2.       Deemed Consolidation of Debtors for Plan Purposes Only.

                         Subject to the occurrence of the Effective Date, the Debtor shall be deemed consolidated for the following purposes under the Plan of Reorganization:  (i) no distributions shall be made under the Plan of Reorganization on account of the Intercompany Claims; (ii) all guaranties by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors; and (iii) each and every Claim filed or to be filed in the Reorganization Case of any of the Debtors shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors.

                         Such deemed consolidation, however, shall not (other than for purposes related to funding distributions under the Plan of Reorganization and as set forth above in this Section) affect: (i) the legal and organizational structure of the Reorganized Debtors; (ii) Intercompany Claims by and among the Debtors or Reorganized Debtors; (iii) pre- and post-Commencement Date guaranties, liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Reorganization Cases or that have been or will be assumed, (B) pursuant to the Plan of Reorganization, or (C) in connection with any financing entered into by the Reorganized Debtors on the Effective Date; and (iv) distributions out of any insurance policies or proceeds of such policies.

                         5.3.       Authorization of Plan Securities.

                         Reorganized WestPoint and Reorganized WPSTV, as applicable, are authorized to issue all plan related securities and documents including (i) the New Series A Convertible Preferred Stock, (ii) the New Series B Convertible Preferred Stock, (iii) the New Common Stock and (iv) the New Warrants in accordance with Section 4 hereof, without the need for any further corporate action.  Forty-Two (42) million shares of New Common Stock are authorized for issuance as follows:

Purpose	Number of Shares	% (fully diluted)

Class C	23,250,000	57%
Class D	1,250,000	3%
New Series A Convertible Preferred Stock	500,000
New Series B Convertible Preferred Stock	10,789,244	26%
New Warrants	1,019,637	2%
General Corporate Purposes	1,214,536	3%
Management Incentive Plan	3,976,538	9%

                         5.4.       Termination of the DIP Credit Agreement.

                         On the Effective Date, all amounts owed under the DIP Credit Agreement shall be indefeasibly paid in full in cash by wire transfer or immediately available funds, the commitments thereunder terminated, and (a) the outstanding letters of credit issued under the DIP Credit Agreement will be returned to the issuer undrawn and marked cancelled; and (b) except as otherwise required by section 5.1 hereof, new letters of credit will be provided pursuant to the Exit Facility to replace the outstanding letters of credit issued under the DIP Credit Agreement.  Upon payment or satisfaction in full of all obligations under the DIP Credit Agreement in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed terminated and shall be of no further force and effect.

                         5.5.       Exit Facility.

                         The Debtors are authorized to enter into the Exit Facility or any other new financing arrangements acceptable to Reorganized WestPoint and Reorganized WPSTV for purposes of funding obligations under the Plan of Reorganization, including the payment of Administrative Expense Claims, the repayment of obligations under the DIP Credit Agreement and providing for ongoing working capital requirements.  The new financing arrangements may be in any form acceptable to Reorganized WestPoint and Reorganized WPSTV, including, without limitation, a new $300,000,000 credit agreement, with priority in payment and collateral senior to existing obligations.

                         5.6.       Sponsor Agreement.

                         The Debtors are authorized to enter into the Sponsor Agreement and to pay the commitment fee thereunder, provided that no fee shall be payable in the event the Debtors determine to sell all or substantially all of their assets in accordance with the provisions of the Bidding Procedures Order.

                         5.7.       Registration Rights Agreement.

                         Except as otherwise required by section 5.1 hereof, on the Effective Date, Reorganized WestPoint shall execute and deliver a registration rights agreement in the form set forth in the Plan Supplement, obligating Reorganized WestPoint to register the shares of New Common Stock under the Securities Exchange Act of 1933, as amended, upon the demand of any holder of 10% or more of the shares of New Common Stock or the holders of 20% or more of the shares of New Common Stock in the aggregate, and pursuant to customary "piggyback" provisions, all at the times and in accordance with the terms set forth in such registration rights agreement.

                         5.8.       Listing of New Common Stock.

                         Reorganized WestPoint shall use commercially reasonable efforts to cause the shares of New Common Stock to be listed on a national securities exchange or a qualifying interdealer quotation system.

                         5.9.       New Management Incentive Plan.

                         Reorganized WestPoint shall adopt the New Management Incentive Plan.  The solicitation of votes on this Plan of Reorganization shall be deemed a solicitation of the holders of New Common Stock for approval of the New Management Incentive Plan.  Entry of the order confirming the Plan of Reorganization shall constitute such approval, and the order confirming the Plan of Reorganization shall so provide.

                         5.10    Release of Representatives.

                         As of the Effective Date, the respective officers, directors, employees, financial advisors, investment bankers, professionals, accountants, and attorneys of the Debtors, the Creditors Committee appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Cases, Bank of America, N.A., as Administrative Agent under the First Lien Lender Agreement, Wilmington Trust Company as Administrative Agent under the Second Lien Lender Agreement and the Indenture Trustees under the Indentures shall be released from all Claims against them by the Debtors in their capacity as representatives of the Debtors, the Creditors Committee, the holders of the First Lien Lender Claims, the holders of the Second Lien Lender Claims and the holders of the Noteholder Claims as applicable, except as otherwise expressly provided in the Plan of Reorganization and the Confirmation Order.

                         5.11.    Cancellation of Existing Securities and Agreements.

                         Except for purposes of evidencing a right to distributions under the Plan of Reorganization or otherwise provided hereunder, on the Effective Date, all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all indentures and notes evidencing such Claims and any options or warrants to purchase Equity Interests, obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be canceled; provided, however, that the Indentures relating to the Noteholder Claims shall continue in effect solely for the purposes of (i) allowing the Indenture Trustee to make any distributions on account of holders of Claims in those classes pursuant to the Plan and to perform such other necessary administrative functions with respect thereto, and (ii) permitting the Indenture Trustee to maintain any rights or liens they may have for fees, costs, and expenses under the Indenture.

                         5.12.    Board of Directors.

                         Except as otherwise required pursuant to section 5.1 hereof, the initial Board of Directors of Reorganized WestPoint shall consist of five (5) members whose names shall be disclosed at or prior to the Confirmation Hearing.  Two (2) members will be selected by Icahn Associates and two (2) members will be selected by the Steering Committee.  The fifth member shall be appointed by the holders of a majority of the New Series B Convertible Preferred Stock.  Members of the Board of Directors shall serve staggered three-year terms.  The director appointed by the holders of a majority of the New Series B Convertible Preferred Stock shall have an initial term of one (1) year.  One director appointed by Icahn Associates and one director appointed by the Steering Committee shall have an initial term of two (2) years.  After the initial terms of the Board of Directors described above expire, the holders of the New Common Stock will elect four (4) members of the Board of Directors and holders of the New Series B Convertible Preferred Stock will elect one (1) member of the Board of Directors in accordance with the Amended Certificate of Incorporation and Amended Bylaws and applicable nonbankruptcy law.

                         5.13.    Officers.

                         Except as otherwise required pursuant to section 5.1 hereof, the officers of the Debtors immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date and in accordance with any employment and severance agreements with the Reorganized Debtors and applicable nonbankruptcy law.  After the Effective Date, the officers of the respective Reorganized Debtors shall be determined by the Board of Directors.

                         5.14.    Continued Corporate Existence and Vesting of Assets in the Reorganized
                                     Debtors.

                         Except as provided herein or otherwise required by section 5.1 hereof, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all of the powers of a corporation under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law.  Except as provided herein or otherwise required by section 5.1 hereof, as of the Effective Date, all property of the Estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in such Reorganized Debtor, free and clear of all claims, liens, charges, other encumbrances and interests.  On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.  Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professionals' fees, disbursements, expenses or related support services (including fees relating to the preparation of professional fee applications) without application to, or approval of, the Bankruptcy Court.

                         5.15.    Corporate Restructurings.

                         (a)        Restructuring Transactions.  Except as provided herein or otherwise required by section 5.1 hereof, on or before the Effective Date, the following transactions shall occur in the following order:

(i) Reorganized WestPoint shall be formed (but no shares of capital stock shall be issued prior to the issuances set forth below);

(ii) Reorganized WestPoint shall form a new corporation ("Acquisition Co."), all of the common stock of which shall be owned by Reorganized WestPoint;

          (iii)    On or before the Subscription Expiration Date, the Subscription Purchase Price shall be paid by each subscribing holder of Subscription Rights and held in escrow, pending the consummation of the transactions provided herein on the Effective Date;

          (iv)    On or before the Effective Date, the Partial Cash Out Sponsor shall purchase for cash from Reorganized WestPoint, shares of New Common Stock in an amount sufficient to satisfy its obligations under the Partial Cash Out Sponsor Agreement;

(v) On the Effective Date, Series B Convertible Preferred Stock shall be issued by Reorganized WestPoint to each subscribing holder of Subscription Rights;

          (vi)    Reorganized WestPoint shall contribute to Acquisition Co. (i) all Cash received pursuant to the Rights Offering and the Partial Cash Out Sponsor Agreement, and (ii) an amount of New Common Stock and New Warrants sufficient to satisfy all Allowed Claims in Classes C through G on the Effective Date (with any additional amounts contributed necessary to satisfy any Disputed Claims subsequently Allowed only at such times as, and to the extent that, distributions are made to the holders of such Claims);

(vii) WestPoint Stevens Inc. shall merge with and into Acquisition Co., with Acquisition Co. surviving;

          (viii)  Pursuant to such merger, and in consideration for the acquisition of the assets of WestPoint Stevens Inc. by Acquisition Co., the Disbursing Agent shall distribute to holders of Allowed Claims the consideration accorded such holders pursuant to Article IV of the Plan (with any distribution to a holder of an Allowed Claim against a subsidiary of WestPoint Stevens Inc. being treated as a capital contribution to such subsidiary);

(ix) Acquisition Co. shall be renamed WestPoint Stevens Inc.

In addition, after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such restructuring transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors, all to the extent not inconsistent with any other terms of the Plan.  Such transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the

Reorganized Debtors to be necessary or appropriate.  The actions to effect these transactions may include:  (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c)  the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

                         (b)        Obligations of Any Successor Corporation in a Restructuring
Transaction.  The Restructuring Transaction may result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations.  In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

                         5.16.    Certificate of Incorporation.

                         Except as otherwise required pursuant to section 5.1 hereof, Reorganized WestPoint shall file the Amended Certificate of Incorporation and an amended certificate of incorporation for each of the Reorganized Debtors that are corporations, other than Reorganized WestPoint, with the Secretary of State of the State of Delaware on the Effective Date.  The Amended Certificate of Incorporation and the certificates of incorporation for each of the Reorganized Debtors that are corporations, other than Reorganized WestPoint, shall prohibit the issuance of nonvoting equity securities, subject to further amendment of such certificates of incorporation as permitted by applicable law.  The Amended Bylaws shall be deemed adopted by the board of directors of Reorganized WestPoint as of the Effective Date.  All partnership and limited liability company agreements to which any of the Debtors are parties shall be treated in accordance with Section 8.1 hereof.

            SECTION 6.      DISTRIBUTIONS

                         6.1.       Distribution Record Date.

                         As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors, or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests.  The Debtors shall have no obligation to recognize any transfer of the Claims or Equity Interests occurring on or after the Distribution Record Date.  The Debtors shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

                         6.2.       Date of Distributions.

                         Except as otherwise provided herein or as required by section 5.1 hereof, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable.  In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

                         6.3.       Post-Petition Interest on Claims.

                         Unless expressly provided in the Plan of Reorganization, the Confirmation Order, the orders approving the DIP Agreement, or any contract, instrument, releases settlement or other agreement entered into in connection with the Plan of Reorganization, or required by applicable bankruptcy law, postpetition interest shall not accrue on or after the Commencement Date on account of any Claim.

                         6.4.       Distributions to Classes.

                         On the Effective Date, the Disbursing Agent shall distribute the New Common Stock, the New Series A Convertible Preferred Stock and Subscription Rights (to the extent applicable) to the individual holders of the First Lien Lender and Second Lien Lender Claims in such denominations and registered in the names of the holders as the Agents under the First and Second Lien Lender Agreements shall have directed in writing, provided however, that distributions made to holders of Second Lien Lender Claims will be subject to the terms and conditions of the Intercreditor Agreement.  Provided such Classes voted to accept the Plan, on the Effective Date, the Disbursing Agent shall distribute the New Warrants to holders of Allowed Claims in Classes E, F and G.  For the purpose of calculating the amount of New Warrants to be distributed to holders of Allowed Claims in Classes E, F and G on the Effective Date, all Disputed Claims in such Classes will be treated as though such Claims will be Allowed Claims in the amounts asserted Allowed pursuant to Section 6.12 hereof, or as estimated by the Bankruptcy Court, as applicable.  On the Final Distribution Date, each holder of an Allowed Claim in Classes E, F and G shall receive a Catch-up Distribution of New Warrants, as applicable.  After the Effective Date, but prior to the Final Distribution Date, the Reorganized Debtors, in their sole discretion, may direct the Disbursing Agent to distribute New Warrants, as applicable, to a holder of a Disputed Claim in Classes E, F or G which becomes an Allowed Claim after the Effective Date such that the holder of such Claim receives the same allocation of New Warrants, as applicable, that such holder would have received had its Claim been an Allowed Claim in such amount on the Effective Date.

                         In the event of a potential sale pursuant to section 5.1 hereof, the Disbursing Agent shall distribute the proceeds of such sale in accordance with sections 4.3(b), 4.4(b), 4.5(b), 4.6(b) and 4.7(b) of the Plan.

                         6.5.       Disbursing Agent.

                         All distributions under the Plan of Reorganization (other than distributions described in the next sentences) shall be made by the applicable Debtor as Disbursing Agent or such other entity designated by the applicable Debtor as a Disbursing Agent on or after the Effective Date.  The Indenture Trustee shall be the Disbursing Agent for the respective noteholders in Class F.  A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the applicable Debtor.

                         6.6.       Rights and Powers of Disbursing Agent.

                         (a)        Powers of the Disbursing Agent.  The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan of Reorganization, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan of Reorganization, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

                         (b)        Expenses Incurred on or After the Effective Date.  Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorneys' fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

                         6.7.       Surrender of Instruments.

                         As a condition to receiving any distribution under the Plan of Reorganization, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless such certificated instrument or note is being reinstated or being left unimpaired under the Plan of Reorganization.  Any holder of such instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan of Reorganization.  Any distribution so forfeited shall become property of Reorganized WestPoint.

                         6.8.       Delivery of Distributions.

                         Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim except the holders of First Lien Lender Claims, Second Lien Lender Claims and Noteholder Claims shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents or in a letter of transmittal unless the Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder.  All distributions to any holder of an Allowed First Lien Lender Claim shall be made to Bank of America, as Administrative Agent under the First Lien Lender Agreements.  Subject to the terms and conditions of the Intercreditor Agreement, distributions to holders of Second Lien Lender Claims shall be made to Wilmington Trust Company, as Administrative Agent under the Second Lien Lender Agreement.  Any distribution of New Warrants or Cash to the Indenture Trustee shall be deemed a distribution to the respective holder of a Noteholder Claim.  In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to Reorganized WestPoint, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

                         6.9.       Manner of Payment Under Plan of Reorganization.

                         (a)        Except as otherwise required by section 5.1 hereof, all distributions of Cash, New Common Stock, New Series A Convertible Preferred Stock, New Series B Convertible Preferred Stock or New Warrants to the creditors of each of the Debtors under the Plan of Reorganization shall be made by, or on behalf of, the applicable Reorganized Debtor.  Any distributions that revert to any of the Reorganized Debtors or are otherwise canceled (such as to the extent any distributions have not been claimed within one year or are canceled pursuant to section 6.8 hereof) shall revest solely in Reorganized WestPoint, and any applicable Reorganized Debtor (other than Reorganized WestPoint) shall not have (nor shall it be considered to ever have had) any ownership interest in the amounts distributed.

                         (b)        At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

                         6.10.    Fractional Shares, Fractional Warrants.

                         No fractional shares of New Common Stock, New Series A Convertible Preferred Stock, New Series B Convertible Preferred Stock or fractional New Warrants or Cash in lieu thereof, shall be distributed.  For purposes of distribution, fractional shares of New Common Stock, New Series A Convertible Preferred Stock, New Series B Convertible Preferred Stock or fractional New Warrants, shall be rounded down to the next whole number or zero, as applicable.

                         6.11.    Setoffs.

                         The Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors may have against the holder of such Claim.  Notwithstanding anything contained herein to the contrary, the Debtors will not set off against any Claim of a First or Second Lien Lender who votes in favor of the Plan or the Sponsor.

                         6.12.    Minimum Distributions.

                         No distribution of less than $100.00 shall be made by the Reorganized Debtors to any holder of a Claim unless a request therefor is made in writing to the Reorganized Debtors.

                         6.13.    Distributions After Effective Date.

                         Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

                         6.14.    Allocation of Plan of Reorganization Distributions Between Principal and Interest.

                         To the extent that any Allowed Claim entitled to a distribution under the Plan of Reorganization is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

            SECTION 7.      PROCEDURES FOR DISPUTED CLAIMS

                         7.1.       Objections to Claims.

                         The Debtors and the Reorganized Debtors shall be entitled to object to Claims.  Any objections to Claims shall be served and filed on or before the later of (i) one hundred eighty (180) days after the Effective Date, and (ii) such date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) above.

                         7.2.       Payments and Distributions with Respect to Disputed Claims.

                         (a)        General.  Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

                         (b)        Litigation Claims.  All prepetition Litigation Claims not previously allowed by Final Order are Disputed Claims.  Subject to the rights of the Debtors and the Reorganized Debtors under section 7.4 hereof, prepetition Litigation Claims as to which proofs of claim were timely filed in the Reorganization Cases shall be determined and liquidated in the Bankruptcy Court unless the Debtors or the Reorganized Debtors elect or the Bankruptcy Court orders, that such claims be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Confirmation Date or, if no such action was pending on the Confirmation Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction.  Any prepetition Litigation Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this section 7.2 and applicable non-bankruptcy law that is no longer subject to appeal or other review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction.  Any prepetition Litigation Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this section 7.2 and applicable non-bankruptcy law that is no longer subject to appeal or other review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be deemed to be an Allowed Claim in Class E, J, or K as applicable, in such liquidated amount and satisfied in accordance with the Plan of Reorganization; provided, that to the extent that a Litigation Claim is allowed and is covered under any of the Debtor's insurance policies, such Claim shall be paid from the insurance proceeds available to satisfy such liquidated amount.  Nothing contained in this section 7.2 impairs the Debtors' and Reorganized Debtors' right to seek estimation of any and all Litigation Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any claim, right or cause of action that the Debtors may have against any person in connection with or arising out of any Litigation Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

                         7.3.       Estimation of Claims.

                         The Debtors and the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

                         7.4.       Distributions Relating to Disputed Claims.

                         At such time as a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Claim, such holder's Ratable Proportion of the property distributable with respect to the Class in which such Claim belongs.  To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same class.

                         7.5.       Distributions after Allowance.

                         To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, a distribution shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan of Reorganization.  As soon as practicable after the date that the Order or Judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim, the distribution to which such holder is entitled under the Plan of Reorganization.

                         7.6.       Preservation of Rights to Settle Claims.

                         In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their estates may hold against any person or entity without the approval of the Bankruptcy Court, subject to the terms of section 7.1 hereof, the Confirmation Order, the Exit Facility, and any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan or Reorganization.  The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

                         7.7.       Disallowed Claims.

                         All claims held by persons or entities against whom any Debtor or Reorganized Debtor has commenced a proceeding asserting a cause of action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code, shall be deemed "disallowed" claims pursuant to section 502(d) of the Bankruptcy Code and holders of such claims shall not be entitled to vote to accept or reject the Plan of Reorganization.  Claims that are deemed disallowed pursuant to this section shall continue to be disallowed for all purposes until the avoidance action against such party has been settled or resolved by Final Order and any sums due to the Debtors or the Reorganized Debtors from such party have been paid.

            SECTION 8.      EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                         8.1.       General Treatment.

                         Except as otherwise required by section 5.1 hereof, all executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed except for an executory contract or unexpired lease that (i) has already been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (ii) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases attached hereto, (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Confirmation Date, or (iv) is an option or warrant to purchase common stock of any of the Debtors or right to convert any Equity Interest into common stock of any of the Debtors to the extent such option, warrant, or conversion right is determined not to be an Equity Interest.

                         For purposes hereof, each executory contract and unexpired lease that relates to the use or occupancy of real property shall include all (x) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired Lease, and (y) all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing agreements are specifically rejected.

                         8.2.       Cure of Defaults.

                         Except to the extent that different treatment has been agreed to by the nondebtor party or parties to any executory contract or unexpired lease to be assumed pursuant to section 8.1 hereof, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within thirty (30) days of the Confirmation Date, file and serve a pleading with the Bankruptcy Court listing the cure amounts of all executory contracts or unexpired leases to be assumed.  The parties to such executory contracts or unexpired leases to be assumed by the Debtors shall have fifteen (15) days from service to object to the cure amounts listed by the Debtors.  If there are any objections filed, the Bankruptcy Court shall hold a hearing.  The Debtors shall retain their right to reject any of their executory contracts or unexpired leases, including contracts or leases that are subject to a dispute concerning amounts necessary to cure any defaults.

                         8.3.       Rejection Claims.

                         In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan of Reorganization results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before the date that is thirty (30) days after the Confirmation Date or such later rejection date that occurs as a result of a dispute concerning amounts necessary to cure any defaults.

                         8.4.       Survival of the Debtors' Indemnification Obligations.

                         Any obligations of the Debtors pursuant to their corporate charters and bylaws or agreements entered into any time prior to the Effective Date, to indemnify current directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan of Reorganization.  Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors pursuant to the Plan of Reorganization, and, except as otherwise required by section 5.1 hereof, shall continue as obligations of the Reorganized Debtors.

                         8.5.       Survival of other Employment Arrangements.

                         All prepetition employment contracts, benefit, compensation, and other similar programs and plans shall be deemed and treated as executory contracts pursuant to the Plan of Reorganization and shall continue in full force and effect as obligations of the Reorganized Debtors, except to the extent they have been previously rejected or are rejected hereunder or as otherwise required by section 5.1 hereof.

                         8.6.       Insurance Policies.

                         Except as otherwise required by section 5.1 hereof, all insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan of Reorganization and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect.  All other insurance policies shall revest in the Reorganized Debtors.

            SECTION 9.      THE RIGHTS OFFERING

                         9.1.       Subscription Rights.

                         The Subscription Rights entitle the holders of First Lien Lender Claims to the New Series B Convertible Preferred Stock.  A Subscription Form will accompany the ballot to accept or reject the Plan of Reorganization.

                         9.2.       Subscription Period.

                         The Rights Offering shall commence on a Business Day selected by the Debtors and specified in the Subscription Form and shall expire on the Subscription Expiration Date.  Each holder of a First Lien Lender Claim intending to participate in the Rights Offering must affirmatively elect to exercise the Subscription Rights on or prior to the Subscription Expiration Date.

                         9.3.       Exercise of Subscription Rights.

                         In order to exercise the Subscription Rights, each holder of a First Lien Lender Claim must (a) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Subscription Expiration Date; and (b) pay to the Subscription Agent on or before the Subscription Expiration Date, Cash in an amount equal to such holder's Subscription Purchase Price, such payment to be made either by wire transfer to the Subscription Agent in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier's check delivered to the Subscription Agent along with the Subscription Form.  If, on or prior to the Subscription Expiration Date, the Subscription Agent for any reason does not receive from a given holder both a duly completed Subscription Form and immediately available funds in an amount equal to such holder's Subscription Purchase Price, such holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

                         All holders of First Lien Lender Claims participating in the Rights Offering who exercise their Subscription Rights waive their rights to any other distribution (except as specified in section 4.3(a) hereof) on account of the Claim for which such Subscription Rights were granted, and such Claims shall be terminated or cancelled.

                         9.4.       Transfer of Subscription Rights; Revocation.

                         The Subscription Rights may not be sold, transferred, or assigned except with the express written consent of the Debtors.  Once a holder of Subscription Rights has properly exercised its Subscription Rights, such exercise shall be irrevocable.

                         9.5.       Distribution of New Series B Convertible Preferred Stock & New Common Stock.

                         On, or as soon as practicable after the Effective Date, the Disbursing Agent shall distribute the New Series B Convertible Preferred Stock purchased by holders of the First Lien Lender Claims.

                         9.6.       No Interest.

                         In the event the Subscription Purchase Price is returned to the Exercising Claimant no interest shall be paid thereon.

                         9.7.       Fractional Rights.

                         No Fractional Subscription Rights will be issued.  The number of shares of New Series B Convertible Preferred Stock available for purchase by a holder of a First Lien Lender Claim will be rounded up or down to the nearest share.  Any over-subscription occurring as a result of such rounding will be eliminated by a reduction of Subscription Rights pro rata among the holders of First Lien Lender Claims.  Any shares of New Series B Convertible Preferred Stock not subscribed to as a result of such rounding will be pooled and purchased by the Rights Offering Sponsor.

                         9.8.       Validity of Exercise of Subscription Rights.

                         All questions concerning the timelines, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Debtors, whose good faith determinations shall be final and binding.  The Debtors, in their sole discretion reasonably exercised in good faith, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as the Debtors determine, or reject the purported exercise of any Subscription Rights.  Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or used within such time as the Debtors determine in their sole discretion reasonably exercised in good faith.  Neither the Debtors nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Forms or incur any liability for failure to give such notification.

                         9.9.       Use of Proceeds.

                         On the Effective Date, the proceeds received by Reorganized WestPoint from the Rights Offering shall be used for general corporate purposes.

            SECTION 10.    CONDITIONS PRECEDENT TO THE EFFECTIVE DATE.

                         The occurrence of the Effective Date is subject to completion of the Rights Offering or the sale of all or substantially all of the Debtors' assets in accordance with section 5.1 hereof.

            SECTION 11.    EFFECT OF CONFIRMATION

                         11.1.      Vesting of Assets.

                         Except as otherwise required by section 5.1 hereof, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors' bankruptcy estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided herein.  The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

                         11.2.      Discharge of Claims and Termination of Equity Interests.

                         Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan of Reorganization and the payments and distributions to be made hereunder shall discharge all existing debts and Claims, and terminate all Equity Interests, of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code.  Except as provided in the Plan of Reorganization, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, the purchaser of substantially all of the Debtors' assets pursuant to section 5.1 hereof or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest.  Notwithstanding any provision of the Plan to the contrary, any valid setoff or recoupment rights held against any of the Debtors, shall not be affected by the Plan and shall be expressly preserved in the Confirmation Order.

                         11.3.      Discharge of Debtors.

                         Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.  Notwithstanding any provision of the Plan to the contrary, any valid setoff or recoupment rights held against any of the Debtors shall not be affected by the Plan and shall be expressly preserved in the Confirmation Order.

                         11.4.      Term of Injunctions or Stays.

                         (a)        Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such order.

                         (b)        Injunction regarding Worthless Stock Deduction.  Unless otherwise ordered by the Bankruptcy Court, on and after the Confirmation Date, any "fifty percent shareholder" within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interest held by such shareholder for any taxable year of such shareholder ending prior to the Effective Date.

                         11.5.      Injunction Against Interference With Plan.

                         Upon the entry of a Confirmation Order with respect to the Plan of Reorganization, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan of Reorganization.

                         11.6.      Exculpation.

                         Neither the Debtors, any Disbursing Agent, Creditors Committee appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Cases, Bank of America, as Administrative Agent under the First Lien Lender Agreement, Wilmington Trust Company as Administrative Agent under the Second Lien Lender Agreement, the Indenture Trustees and any lender or noteholder under these respective agreements, nor any of their respective members, officers, directors, employees, agents, financial advisors, investment bankers or professionals shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of, the Reorganization Cases, the confirmation of the Plan of Reorganization, the consummation of the Plan of Reorganization, or the administration of the Plan of Reorganization or property to be distributed under the Plan of Reorganization, except for willful misconduct or gross negligence.

                         11.7.      Retention of Causes of Action/Reservation of Rights.

                         (a)        Nothing contained in the Plan of Reorganization or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Reorganized Debtors may have or which the Reorganized Debtors may choose to assert on behalf of their respective estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors, or representatives, and (ii) the turnover of any property of the Debtors' estate.

                         (b)        Nothing contained in the Plan of Reorganization or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan of Reorganization.  The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which they had immediately prior to the Commencement Date fully as if the Reorganization Cases had not been commenced, and all of the Reorganized Debtors' legal and equitable rights respecting any Claim left unimpaired by the Plan of Reorganization may be asserted after the Confirmation Date to the same extent as if the Reorganization Cases had not been commenced.

            SECTION 12.    RETENTION OF JURISDICTION

                         On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

                         (a)        To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                         (b)        To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date.

                         (c)        To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

                         (d)        To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Claim, or Equity Interest.

                         (e)        To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

                         (f)        To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, or any other order of the Bankruptcy Court.

                         (g)        To hear and determine any application to modify the Plan of Reorganization in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan of Reorganization, the disclosure statement for the Plan or Reorganization, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

                         (h)        To hear and determine all applications under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

                         (i)        To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing.

                         (j)        To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan of Reorganization or to maintain the integrity of the Plan of Reorganization following consummation.

                         (k)        To hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation, and similar claims pursuant to section 105(a) of the Bankruptcy Code.

                         (l)        To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

                         (m)        To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code).

                         (n)        To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

                         (o)        To enter a final decree closing the Reorganization Cases.

                         (p)        To recover all assets of the Debtors and property of the Debtors' estates, wherever located.

            SECTION 13.    MISCELLANEOUS PROVISIONS

                         13.1.      Payment of Statutory Fees.

                         On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

                         13.2.      Dissolution of Statutory Committee of Unsecured Creditors.

                         The Creditors Committee appointed pursuant to section 1102 of the Bankruptcy Code in the Reorganization Cases shall dissolve on the Effective Date, except that the Creditors Committee shall have the right to review and object to any applications for compensation and reimbursement of expenses filed in accordance with section 2.2 hereof.

                         13.3.      Substantial Consummation.

                         On the Effective Date, the Plan of Reorganization shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

                         13.4.      Request for Expedited Determination of Taxes.  The Reorganized Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date, or in the event of a sale of all or substantially all of the assets of the Debtors as provided in section 5.1 hereof, through the dissolution of the Debtors.

                         13.5.      Amendments.

                         (a)        Plan of Reorganization Modifications.  The Plan of Reorganization may be amended, modified, or supplemented by the Debtors or the Reorganized Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code.  In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan of Reorganization, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan of Reorganization or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan of Reorganization.

                         (b)        Other Amendments.  Prior to the Effective Date the Debtors may make appropriate technical adjustments and modifications to the Plan of Reorganization without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests.

                         13.6.      Revocation or Withdrawal of the Plan.

                         The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors take such action, the Plan of Reorganization shall be deemed null and void.

                         13.7.      Severability.

                         If, prior to the entry of the Confirmation Order, any term or provision of the Plan of Reorganization is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan of Reorganization will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan or Reorganization, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                         13.8.      Governing Law.

                         Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

                         13.9.      Time.

                         In computing any period of time prescribed or allowed by the Plan of Reorganization, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

                         13.10.    Notices.

                         All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly give or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
WestPoint Stevens, Inc. P.O. Box 71507 West Tenth Street WestPoint, Georgia 31833 Attn: Clayton Humphries Vice President and General Counsel Telephone: (706) 645-4115 Telecopier: (706) 645-4396

- and -

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attn: Michael F. Walsh, Esq. John J. Rapisardi, Esq. Telephone: (212) 310-8000 Telecopier: (212) 310-8007

with copies to:

The Attorneys for the Agent under the First Lien Lender Agreement
Moore & Van Allen PLLC Suite 4700, 100 North Tryon Street Charlotte, North Carolina 28202-4003 Attn: David Walls, Esq. Telephone: Telecopier:

-and-

The Attorneys for the Steering Committee
Hennigan, Bennett & Dorman, LLP
601 S. Figueroa Street, Suite 3300
Los Angeles, California 90017
Attn:      Bruce Bennett, Esq.
Telephone:  (213) 694-1200
Telecopier:  (213) 694-1234

-and-

The Attorneys for Icahn Associates
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas, 24th Floor
New York, NY 10020
Attn:      Peter Wolfson, Esq.
Telephone:  (212) 768-6700
Telecopier:  (212) 768-6800

-and-

The Attorneys for the Agent under the Second Lien Lender Agreement
Kramer Levin Naftalis & Frankel, LLP
919 Third Avenue
New York, NY 10022
Attn:      Thomas Mayer, Esq.
Telephone:  (212) 715-9100
Telecopier:  (212) 715-8000

-and-

The Attorneys for the Committee

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Attn: Lawrence M. Handelsman, Esq. Telephone: (212) 806-5400 Telecopier: (212) 806-6006

Dated:  New York, New York
             January 20, 2004
Respectfully submitted,

WestPoint Stevens, Inc.
WestPoint Stevens Inc., I
J. P. Stevens and Co., Inc.
J. P. Stevens Enterprises, Inc.
WestPoint Stevens Stores, Inc.

BY: WestPoint Stevens, Inc.

By: /s/ Lester D. Sears

Name: Lester D. Sears
Title: Chief Financial Officer

EXHIBITS AND SCHEDULES

TO THE PLAN OF REORGANIZATION

EXHIBIT A

WESTPOINT DEBTORS
1.	WestPoint Stevens Inc.

2.	WestPoint Stevens Inc. I

3.	J. P. Stevens and Co., Inc.

4.	J. P. Stevens Enterprises, Inc.

5.	WestPoint Stevens Stores Inc.

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

v

(continued)

vi